Exhibit 99.2

AmeriCredit Prices $200 Million Convertible Senior Notes Offering

FORT WORTH, TEXAS November 12, 2003 – AMERICREDIT CORP. (NYSE:ACF) announced today the pricing of its offering of $200 million aggregate principal amount of convertible senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act. The sale of the notes is expected to close on November 18, 2003. The notes were priced at 100 percent of their principal amounts and have the following salient terms:

•	$200 million aggregate principal amount of 1.75% Convertible Senior Notes due 2023 (plus up to an additional $30 million aggregate principal amount if the initial purchasers’ option to purchase additional notes is exercised in full), first putable November 2008. The notes are convertible prior to maturity, subject to certain conditions, into shares of AmeriCredit’s common stock at a conversion price of $18.6825 per share (a conversion rate of approximately 53.526 shares per $1,000 principal amount of notes). The initial conversion price represents a 32.5 percent premium to the last reported New York Stock Exchange composite bid for AmeriCredit common stock on November 12, 2003, which was $14.10 per share. AmeriCredit may redeem any outstanding Convertible Senior Notes for cash on November 15, 2008, at a price equal to 100.25 percent of the principal amount of such notes redeemed and after November 15, 2008 at a price equal to 100 percent of the principal amount of such notes redeemed.

AmeriCredit plans to use the net proceeds from the offering for:

•	The purchase from Credit Suisse First Boston International of a convertible note hedge with respect to AmeriCredit’s common stock, which has the effect of increasing the effective conversion price of the notes from the Company’s perspective to $28.20 per share. This effective conversion price represents a 100% premium to the last reported New York Stock Exchange composite bid for AmeriCredit common stock on November 12, 2003. In connection with those transactions, Credit Suisse First Boston International has purchased AmeriCredit’s common stock in secondary market transactions and expects to enter into various derivative transactions with respect to AmeriCredit’s common stock after the pricing of the notes; and

•	Working capital and other corporate purposes, which may include the retirement of other existing indebtedness.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About AmeriCredit

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and approximately $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2003. Such risks include - but are not limited to - weakened economic conditions, adverse portfolio performance, declining wholesale values, reliance on warehouse financing and capital markets, fluctuating interest rates, increased competition, regulatory changes, the high degree of risk associated with non prime borrowers and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627